Exhibit 99.2

NEWS RELEASE

CONTACT:	Jack Wagner - President & CEO
Rick A. Shields - EVP & Chief Financial Officer
360.679.3121
WASHINGTON BANKING DECLARES QUARTERLY CASH DIVIDEND
OAK HARBOR, WA — July 24, 2008 — Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.065 per common share. The dividend is payable August 20, to shareholders of record on August 5, 2008. Washington Banking has paid a quarterly cash dividend since its 1998 initial public offering, and has increased the cash payout each year.
“We continue to be a solidly profitable independent bank. We view cash dividends as an important part of building shareholder value, and have paid cash dividends to our shareholders since our initial public offering in 1998,” said Jack Wagner, incoming President and CEO.
Earlier today, Washington Banking reported steady loan growth, a diversified loan portfolio, and disciplined expense control produced consistent net income in the second quarter of 2008. For the second quarter of 2008, net income was $2.4 million, or $0.25 per diluted share, up 4% from $2.3 million, or $0.25 per diluted share in the first quarter of 2008, and just slightly below $2.5 million, or $0.26 per diluted share in the second quarter 2007. Net income totaled $4.7 million, or $0.50 per diluted share, in the first six months of both 2008 and 2007.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) successful completion of our previously announced merger with Frontier Financial, the closing of which remains subject to customary closing conditions. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com

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